Exhibit 10.6

WADDELL & REED FINANCIAL, INC.

EXECUTIVE INCENTIVE PLAN

As Amended and Restated

Effective December 17, 2020

1.Purposes

The purposes of the Plan are to advance the interests of stockholders of the Company by providing performance-based incentives to eligible Participants and to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.

2.Definitions

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine, and neuter pronouns are interchangeable and that each comprehends the others.

(a)“Board” means the Board of Directors of the Company.

(b)“Committee” means the Compensation Committee of the Board.

(c)“Company” means Waddell & Reed Financial, Inc.

(d)“Fiscal Year” means the twelve-month period beginning on each January 1 and ending on the following December 31.

(e)“Incentive Percentage” means the pre-established award formula established by the Committee which specifies a percentage of a pool of funds, as determined by the Committee, to be paid as an Incentive Plan Award.

(f)“Incentive Plan Award” means the annual incentive compensation award granted under the Plan, which is contingent and based upon the attainment of the Performance Goals with respect to a Performance Period.

(g)“Participant” means (i) each executive officer of the Company, and (ii) each other individual employee or member of a class of employees of the Company or a Subsidiary, in each case, who the Committee designates as a participant under the Plan.

(h)“Performance Goals” means the performance goals established by the Committee for each Performance Period.

(i)“Performance Period” means the Fiscal Year or such shorter period as shall be established with respect to a Participant by the Committee.

(j)“Plan” means the Waddell & Reed Financial, Inc. Executive Incentive Plan, as Amended and Restated, as set forth herein and as may be amended, modified or supplemented from time to time.

(k)“Stock” means the Company’s Class A common stock, $0.01 par value.

(l)“Stock Incentive Plan” means the Waddell & Reed Financial, Inc. Stock Incentive Plan, as amended and restated, and as may be further amended, modified or restated, (or such other equity compensation plan maintained by the Company that has been approved by the stockholders of the Company).

(m)“Subsidiary” means any entity of which the Company owns, directly or indirectly, equity representing more than 50% of the voting power of all classes of equity entitled to vote.

3.Administration

(a)Plan Administrator

The Plan shall be administered by the Committee, except as may be delegated pursuant to Section 3(b). The Committee shall act pursuant to a majority vote at a meeting at which quorum, as defined by the Committee Charter, is present or by unanimous written consent. The Committee may employ such legal counsel, consultants, and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel, consultant, or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant, or agent shall be paid by the Company.

(b)Authority of the Committee

Subject to the provisions of the Plan, the Committee shall have full discretionary authority to administer and interpret the Plan, to exercise all powers either specifically granted to it under the Plan or as are necessary or advisable in the administration of the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may delegate its responsibilities for administering the Plan to one or more persons as the Committee deems necessary.

(c)Effect of Committee Determinations

Any determination made by the Committee under the Plan shall be final and conclusive on all persons, including the Company, the Participants (or any person claiming any rights under the Plan from or through any Participant), and any stockholder of the Company, but shall be based on such objective information or financial data as is relevant to the Performance Goal(s). No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction, or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

4.Participation

For any Performance Period, the Committee shall determine which of such executive officers and other individual employees or class of employees shall participate in the Plan.

5.Incentive Plan Awards

The Committee may establish Incentive Percentages and Performance Goals for any Performance Period in accordance with Section 5 and may certify whether such goals have been obtained.

(a)Performance Goals

The Committee shall establish the Performance Goals that must be satisfied in order for a Participant to receive an Incentive Plan Award for such Performance Period.

(b)Performance Goal Criteria. The Committee may use such business criteria as it selects to constitute the Performance Goal or Performance Goals for any Performance Period, including, but not limited to, one or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total shareholder return and earnings per share criteria): (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow return; (5) return on net assets; (6) return on assets; (7) return on investment; (8) return on capital; (9) return on equity; (10) economic value added; (11) operating margin; (12) contribution margin; (13) net income; (14) pre-tax earnings; (15) pre-tax earnings before interest, depreciation and amortization; (16) pre-tax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (17) operating income; (18) total stockholder return; (19) debt reduction; and (20) any of the above goals determined on an absolute or relative basis, or as adjusted in any manner which may be determined by the Committee, or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of competitor companies.

(c)Effect of Certain Events. The Committee may provide for the manner in which actual performance and Performance Goals with regard to the business criteria selected will reflect the impact of specified events during the relevant performance period, which may mean excluding the impact of certain events or occurrences, including, but not limited to, any or all of the following events or occurrences: (1) asset write-downs or impairments to assets; (2) litigation, claims, judgments or settlements; (3) the effect of changes in tax law or other such laws or regulations affecting reported results; (4) accruals for reorganization and restructuring programs; (5) any extraordinary, unusual or nonrecurring items; (6) any change in accounting principles; (7) any loss from a discontinued operation; (8) goodwill impairment charges; (9) operating results for any business acquired during the calendar year; (10) third party expenses associated with any investment or acquisition by the Company or any Subsidiary; (11) any amounts accrued by the Company or its Subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (12) any discretionary or matching contributions made to a retirement plan or deferred compensation plan for the fiscal year; (13) interest, expenses, taxes, depreciation and depletion, amortization and accretion charges; and (14) marked-to-market adjustments for financial instruments.

(d)Incentive Percentage

On or during any Performance Period, the Committee may establish an Incentive Percentage applicable to a Participant’s Incentive Plan Award for such Performance Period. The Committee may establish different Incentive Percentages for individual Participants or different classes of Participants, and/or, if applicable, the achievement levels of the Performance Goals or may elect not to establish Incentive Percentages for any individual Participant.

(e)Certification and Maximum Amount Payable

Except as determined otherwise by the Committee, the Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, certify (i) whether, or the degree to which, if applicable, each of the Performance Goals has been attained; and (ii) with respect to each qualifying Participant, the amount of the Incentive Plan Award, if any, payable to such Participant. The Incentive Plan Award may be determined by multiplying the Incentive Percentage applicable to the Participant by the dollar amount of the pool of funds available with respect to the Performance Period to which the Incentive Plan Award pertains. Alternatively, the Committee may provide that Incentive Plan Awards will be determined or calculated in such other manner (pursuant to a formula or otherwise) as the Committee in its discretion determines to be appropriate.  In no event, however, will a Participant be paid compensation pursuant to an Incentive Plan Award in excess of the aggregate of (x) $7,500,000 with respect to the portion of the Incentive Plan Award payable in cash with respect to any Fiscal Year and (y) 300,000 shares of Stock with respect to the portion of the Incentive Plan Award payable in Stock with respect to any Fiscal Year.

(f)Eligibility

To be eligible for payment of any Incentive Plan Award, the Participant must (i) have performed the Participant’s duties to the satisfaction of the Committee, (ii) have not engaged in any act deemed by the Committee to be contrary to the best interests of the Company, and (iii) otherwise complied with Company policies at all times prior to the date the Incentive Plan Award is actually paid. No Incentive Plan Award shall be paid to any Participant who does not satisfy each of the above.

(g)Termination of Employment

If a Participant’s employment terminates due to death, disability or a change of control of the Company and such termination occurs prior to the date of payment of an Incentive Plan Award, such Participant may receive an Incentive Plan Award as determined in the discretion of the Committee.

(h)Discretion

Notwithstanding any provision in this Section 5 to the contrary, the Committee shall have the right, in its absolute discretion, (i) to determine the amount otherwise payable to any Participant under Section 5 based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate, (ii) to pay to any Participant a bonus based on individual performance or any other criteria that the Committee deems appropriate, and (iii) in connection with the hiring of any person, provide for a minimum Incentive Plan Award amount in the calendar year of hire, regardless of whether performance objectives are attained.

6.Payment

Except as otherwise provided hereunder or determined otherwise by the Committee, payment of any Incentive Plan Award amount determined under Section 5 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable Performance Goals have been attained (or, in the case of any Incentive Plan Award payable under the provisions of Section 5(h) pursuant to the Committee’s discretion, after the Committee determines the amount of any such Incentive Plan Award). Unless otherwise determined by the Committee, a Participant must be employed by the Company or a subsidiary on the date of payment of an Incentive Plan Award to be eligible to receive the Incentive Plan Award. The Incentive Plan Award may be paid in whole or in part, in the discretion of the Committee, in options to purchase Stock, in shares of Stock which will be subject to certain restrictions and/or a risk of forfeiture (so-called “restricted Stock”), and/or in the right to receive shares of Stock which right will be subject to certain restrictions and/or a risk of forfeiture (so-called “restricted Stock units”), with the remainder, if any, to be paid in cash. The value of any Stock-based payment under an Incentive Plan Award shall be determined by the Committee. The Committee will establish a formula to convert an Incentive Plan Award into a Stock-based payment of equivalent fair market value. All options to purchase Stock and restricted Stock or restricted Stock units issued as payment for all or any part of an Incentive Plan Award shall be distributed from the total number of shares of Stock reserved and available for distribution under the Stock Incentive Plan and shall comply in full with all of the terms and provisions regarding Stock options, restricted Stock, or restricted Stock units, as applicable, set forth in the Stock Incentive Plan.

7.General Provisions

(a)Effectiveness of the Plan

The Plan became effective with respect to calendar years beginning on or after January 1, 1999, and has been amended from time to time since its inception. The Plan was most recently amended and restated in its entirety effective January 1, 2020.  This Plan document amends and restates the January 1, 2020 plan document and applies to Incentive Plan Awards granted on or after December 17, 2020.

(b)Amendment and Termination

Notwithstanding Section 7(a), the Board or the Committee may at any time amend, suspend, discontinue, or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance, or termination shall adversely affect in any material way the rights of any Participant with respect to any Fiscal Year which has already commenced.

(c)Designation of Beneficiary

Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(d)No Right of Continued Employment

Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.

(e)No Limitation on Corporate Actions

Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(f)Non-alienation of Benefits

Except in the case of death, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets, or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators, or successors in interest.

(g)Withholding

Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state, and local income and employment taxes and any other amounts that the Company or a Subsidiary is required by law to deduct and withhold from such payment.

(h)Severability

If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(i)Governing Law

The Plan shall be construed in accordance with and governed by the laws of the State of Kansas, without reference to the principles of conflict of laws except that any matters relating to the internal governance of the Company shall be governed by the general corporate laws of the state of Delaware.

(j)Headings

Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

(k)Plan not Funded

Plan awards shall be made solely from the general assets of the Company. To the extent any person acquires a right to receive payments from the Company under the Plan, the right is no greater than the right of any other unsecured general creditor.

(l)No Guarantee

While a discretionary Incentive Plan Award may have been paid in the past, whether such payments will be made in the future will depend upon various factors, such as the Company’s financial condition and performance. There is no guarantee that the Company will pay any such discretionary award. The Committee may reduce, eliminate or increase, any Incentive Plan Award. The Company may withhold an Incentive Plan Award, or portions thereof, for any reason including gross misconduct (e.g., theft, dishonesty/compromised integrity, fraud, harassment, etc.) or any actions deemed to be contrary to the best interests of the Company by the Committee.

(m)Rights to Payments

No Participant shall have any enforceable right to receive any Incentive Plan Award made with respect to a Performance Period or to retain any payment made with respect thereto if for any reason the requirements of Section 5 are not satisfied.

(n)Clawback Policy

This Plan is subject to any written clawback policies that the Company, with the approval of the Board, may adopt and that the Company determines should apply to this Plan. Any such policy may subject awards granted pursuant to the Plan and amounts paid or realized with respect to awards under this Plan to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.